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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 7, 2006 relating to the consolidated financial statements and financial statement schedule of DTE Energy Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in methods of accounting for asset retirement obligations in 2005 and 2003 and energy trading contracts and gas inventories in
2003), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of DTE Energy Company for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan
August 22, 2006